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                                                                    EXHIBIT 99.1


                             [INTEGRITY MEDIA LOGO]

For Immediate Release

                             INTEGRITY MEDIA REPORTS
                    PROPOSAL FOR PRIVATIZATION OF THE COMPANY

         MOBILE, Alabama (November 21, 2003) - Integrity Media, Inc. (NASDAQ/NMS: ITGR), a media/communications company that produces, publishes and distributes Christian music, books and related products, today announced that it has received an offer from P. Michael Coleman, its co-founder, principal stockholder, President and Chief Executive Officer, for a transaction which would result in the privatization of the Company. Mr. Coleman proposes to acquire the outstanding shares of the Class A Common Stock through a negotiated merger with an acquisition company formed by him. He has offered merger consideration of $6.25 per share. Mr. Coleman has reiterated that he is not willing to sell his shares, which constitute 58% of the ownership of the Company on a fully-diluted basis, to a third party. LaSalle Corporate Finance is the financial advisor to Mr. Coleman.

         Mr. Coleman intends to allow certain key management employees to continue as equity participants in Integrity Media and intends to provide for a cash-out in the merger of shares held by himself totaling approximately $2.5 million.

         The Board of Directors has appointed a Special Committee of three independent directors to review, evaluate, negotiate and, if appropriate and to the extent permitted by Delaware law, approve, on behalf of the Company, the business and legal terms of any transaction pursuant to which the Company may elect to go private, including, without limitation, the negotiated merger proposed by Mr. Coleman and to ensure that the best interests of the Company and the public stockholders are served. Mr. Coleman has stipulated that the merger transaction would be conditioned on the approval of a majority of the stock held by stockholders who are not affiliated with Mr. Coleman, the Board of Directors or management of the Company. The Special Committee will retain independent financial and legal advisors to assist it in evaluating the fairness of a transaction resulting in the privatization of the Company.

         Integrity Media does not intend to comment further on the discussions with Mr. Coleman until the Special Committee has completed its deliberations and taken definitive action, including presentation of a recommendation to the full Board of Directors. At this time, no assurance can be given that any transaction will take place on these or any terms.

         Integrity Media, Inc. is a media/communications company that produces, publishes and distributes Christian music, books and related products. It is a producer and publisher of products that facilitate a Christian lifestyle. Integrity's products are sold primarily through retail stores and direct to consumers throughout the United States and in 168 other countries. The Company is headquartered in Mobile, Alabama, and its common stock is listed on The Nasdaq National Market under the symbol "ITGR". Information about Integrity, including financial and operating performance, is also available at the company's Web site, www.integritymedia.com/invest/financialpr.html.